Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2016, with respect to the consolidated financial statements included in the Annual Report of Veritex Holdings, Inc. on Form 10-K for the year ended December 31, 2015.  We consent to the incorporation by reference of said report in the Registration Statements of Veritex Holdings, Inc. on Forms S-3 (File No. 333-207932 and File No. 333-207934) and on Form S-8 (File No. 333-199223).

/s/ GRANT THORNTON LLP

Dallas, Texas

March 15, 2016